Exhibit 99.1

Tilly’s, Inc. Announces New $65 Million Asset-Backed Credit Facility

Irvine, CA—November 9, 2020—Tilly’s, Inc. (NYSE: TLYS, the “Company”) today announced that it has established a new $65.0 million asset-backed credit facility (the “ABL Facility”) with Wells Fargo Bank, N.A. (“Wells Fargo”).

The ABL Facility is a three-year, $65.0 million asset-backed credit facility which replaces the Company’s previous $25.0 million revolving credit facility, also with Wells Fargo. The ABL Facility bears interest on borrowings at LIBOR plus 200 to 225 basis points, depending on usage and remaining availability, and includes an unused credit fee of 37.5 to 50 basis points, also depending on remaining availability. Total allowable borrowings under the ABL Facility are determined monthly as the lesser of $65.0 million and a percentage of eligible merchandise inventories and accounts receivable. The ABL Facility is secured by substantially all Company assets. Pursuant to the terms of the ABL Facility, the Company is prohibited from declaring or paying any cash dividends to its stockholders or repurchasing its own common stock, in each case until November 9, 2021. The ABL Facility matures on November 9, 2023.

“We believe our new ABL Facility will greatly improve our financial flexibility in light of the ongoing pandemic, both by meaningfully increasing our borrowing capacity and significantly reducing financial covenant pressures on our business,” commented Ed Thomas, President and Chief Executive Officer.

As of November 9, 2020, the Company had $126.2 million of cash and marketable securities, including an aggregate of $12.4 million of withheld store lease payments and no debt outstanding, compared to $131.9 million with no withheld store lease payments or debt outstanding as of November 11, 2019, which is the comparable fiscal date of fiscal 2019.

About Tillys

Tillys is a leading destination specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging and proprietary brands rooted in an active and outdoor lifestyle. Tillys is headquartered in Irvine, California and, as of November 9, 2020, operated 238 total stores across 33 states, as well as its website, www.tillys.com.

Investor Relations Contact:

Michael L. Henry

Executive Vice President, Chief Financial Officer

949-609-5599, ext. 17000

irelations@tillys.com